Exhibit 10.05

 2014 DIRECTOR COMPENSATION POLICY

Amended as of November 20, 2014

PURPOSE:                                The Director Compensation Policy (“Policy”) establishes meeting fees and sets forth the types of expenses that the Federal Home Loan Bank of New York (“FHLBNY”) will pay to the Board of Directors (“Board”) of the FHLBNY.  The activities referred to in this Policy are those as to which the Board believes Director attendance is necessary and appropriate and which may be compensated. The Policy has been prepared in accordance with Section 7 of the Federal Home Loan Bank Act (“Bank Act”) and the regulations of the Federal Housing Finance Agency (“FHFA”) regarding Director compensation and expenses.

I.                                        2014 DIRECTOR FEES

A.            Board Chairman

The maximum fee opportunity for 2014 for the Chair of the Board shall be $105,000.

B.            Board Vice Chairman

The maximum fee opportunity for 2014 for the Vice Chair of the Board shall be $90,000.

C.            Committee Chairs

The maximum fee opportunity for 2014 for a Director serving as a Committee Chair shall be $90,000; however, such Director shall not receive any additional fee opportunity if he or she serves as Chair of more than one Committee.  The Board Chair and Board Vice Chair shall not receive any additional fee opportunity for serving as a Chair of one or more Board Committees.

D.            Other Directors

The maximum fee opportunity for 2014 for Directors other than the Chair, the Vice Chair, and the Committee Chairs shall be $80,000.

E.             Payments and Attendance

Each Director shall be paid an amount equal to approximately one-ninth of such Director’s maximum fee opportunity as described above for each Board meeting attended by said Director in 2014.  Such fees are to be paid on a quarterly basis in arrears.

Consistent with the Bank’s Corporate Governance Policy, attendance is expected at all Board meetings (and, if on a Committee, at all meetings of such Committee).  Attendance at meetings by telephonic means shall be deemed acceptable for purposes of receiving compensation.

Directors may, in their sole discretion, elect to not receive meeting fees by notifying the Corporate Secretary.

II.                                   EXPENSES

A.            In General

1.              Directors may be paid for reasonable travel, subsistence and other related expenses incurred in connection with the performance of their official duties as are payable to senior officers of the FHLBNY as specified in the FHLBNY’s current policies covering the reimbursement of travel and other business-related items.  However, under no circumstances shall Directors be paid for gift or entertainment expenses.

B.                  Board and Board Committee Meetings

1.               Reimbursable expenses may be paid to Directors for attendance at Board and Committee meetings as established herein.

C.                  Stockholders’ Meetings

1.               Reimbursement of reasonable expenses incurred by Directors attending FHLBNY stockholders’ meetings is permitted.

D.                  Industry Meetings

1.              Reimbursement of Independent Directors’ expenses incurred while attending industry meetings or annual conventions of trade associations on a national level is permitted provided that a specific objective has been identified and that attendance has been specifically pre-approved by the Board of Directors.  Independent Directors attending industry events on behalf of the FHLBNY should register and identify themselves as directors of the FHLBNY.

2.              Reimbursement of Member Directors’ expenses incurred while in attendance at industry meetings or annual conventions of trade associations on a national level is not permissible, unless such attendance is incidental to a FHLBNY Board or Committee meeting.

E.                   Meetings Called by the Federal Housing Finance Agency

1.               Reimbursement of reasonable expenses may be paid to all Directors participating in any meetings called by the FHFA.

F.                    Other Bank System Meetings

1.              Reimbursement of reasonable expenses may be paid to all Directors who are invited to attend meetings of Federal Home Loan Bank System committees (e.g., the Chair/Vice Chair Conference); Federal Home Loan Bank System director orientation meetings; and meetings of the Council of Federal Home Loan Banks and Council committees.

G.                  Expenses of Spouses

1.              Reimbursement of reasonable expenses incurred by a Director’s spouse while accompanying the Director to a meeting for which the Director’s own reasonable expenses can be reimbursed (as specified in Sections II B, C, D, E or F above) will be permitted as long as the expenses satisfy the provisions of the FHLBNY’S Business Expense and Travel Policy, Section 2.2(c), Disbursements for Spouses.

III.                              PROCEDURES AND ADMINISTRATIVE MATTERS

A.                  Directors’ requests for reimbursement should be submitted to the Office of Bank Relations within 60 days of incurring the reimbursable item(s).

B.                  Payment for and reimbursement of allowable business expenses of the Directors will require the approval of the Head of Bank Relations or such officers designated by the Head of Bank Relations.

C.                  Meetings of the Board and Committees thereof should usually be held within the district served by the FHLBNY.  Under no circumstances shall such meetings be held in any location that is not within the district without prior approval of the Board.  FHFA regulations prohibit any meetings of the Board of Directors (including committee, planning, or other business meetings) to be held outside the United States or its possessions and territories.

IV.                               METHODOLOGY

With regard to the methodology utilized to determine the amount of fee opportunity available to Bank Directors for 2014 as described herein, the Board reviewed the 2013 Director Compensation Policy, and took into consideration recommendations contained in a director compensation survey performed during 2013 by an outside compensation consulting firm.  The Board determined that a modest adjustment to the fee opportunities available to Directors was merited due to the FHLBNY’s performance over the past few years, and the fact that there had not been an adjustment to Director compensation since January 1, 2011.  The Board also noted that the increases were within the low to middle end of the ranges suggested by the consultant’s study, and that the comparators used in the study appeared to be appropriate.  The Board will endeavor to review the issue of appropriate director compensation on an annual basis.